Exhibit 99.1

NASDAQ: FIZZ
For Immediate Release
Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

REPORTS EXCEPTIONAL WINTER QUARTER

FORT LAUDERDALE, FL, March 7, 2024 . . . National Beverage Corp. (NASDAQ: FIZZ) today announced results for its third quarter ended January 27, 2024. Compared to the prior year:

●	Net sales increased to a record $270 million;

●	Gross profit grew to an all-time high of $97 million and gross profit margin increased to 36% of sales;

●	Operating income rose to $48 million, a record and a 120 bps margin improvement;

●	Earnings per share increased 14% to $.42; and

●	Cash grew to $277 million.

“We are pleased to report our eleventh consecutive quarter of record sales coupled with outstanding gross profits and operating income. We continue to deliver strong double-digit earnings growth and expansion of our operating margins. This performance is the result of the caliber of our focus. Focus challenges everything we undertake here at National Beverage and is most evident in our innovation. Nothing is ever accepted unless it succeeds the highest score of the past,” stated a company spokesperson.

“Team National continues to innovate and introduce products across our portfolio to delight consumers. Our newest LaCroix flavor, Mojito, brings the sensory feel of paradise directly to consumers and has just recently become available nationally. We are particularly pleased to report that based on a survey of U.S. shoppers, Newsweek once again named LaCroix as one of The Most Trusted Brands in America.”

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National Beverage Corp.

“Recently, a prominent fund manager was visiting National Beverage to see if his fund, which had been investing in National Beverage for a long time, would continue receiving the returns it had enjoyed in the past. He stated that he has followed the company from the days when it had only half its present volume and its toughest competition was the top three beverage companies in the world, yet the company continued to create nearly two-and-one-half times the volume it previously had. He then asked a simple question, ‘How is this possible?’ He went on to further ask, ‘Will this performance continue in the future?’ Yes, was the answer, as long as health and longevity remain top of mind.”

“Team National’s strategy remains squarely about health. Although we are known primarily for LaCroix, the leading domestic sparkling water innocent of calories, sweeteners and sodium, our strategic health focus extends widely to all aspects of our company. While others have extended their brands or launched products containing caffeine or alcohol, we have rejected that approach because of our concern for the health of our consumers. Additionally, our beverages are primarily packaged in cans, which are the preeminent choice for recyclability and sustainability. Since the founding of National Beverage, we have operated with a financial philosophy that prioritizes strong healthy cash flows, eschews long-term debt and prioritizes shareholder returns without manipulative stock buybacks. We remain committed to delivering healthy products that strike an emotional and sensory appeal to consumers with outstanding taste. We believe health has been and will long continue to be a tailwind for our consumers and shareholders,” concluded the spokesperson.

“Patriotism” – If Only We Could Bottle It!

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National Beverage Corp.

National Beverage Corp.
Consolidated Results for the Periods Ended
January 27, 2024 and January 28, 2023

(in thousands, except per share amounts)

	Three Months Ended		Trailing Twelve Months Ended

	Jan. 27, 2024	Jan. 28, 2023	Jan. 27, 2024

Net Sales	$270,065	$268,483	$1,181,078

Net Income	$39,592	$34,361	$169,314

Earnings Per Common Share
Basic	$.42	$.37	$1.81
Diluted	$.42	$.37	$1.81

Average Common Shares Outstanding
Basic	93,454	93,353	93,380
Diluted	93,640	93,611	93,618

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and other factors described in the Company's Securities and Exchange Commission filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.